Exhibit 99.2

White & Case LLP	Tel + 1 213 620 7700
633 West Fifth Street, Suite 1900	Fax + 1 213 687 0758
Los Angeles, California 90071-2007	www.whitecase.com

Dial + (213) 620-7704

August 7, 2007

Josiah M. Daniel, III
Partner
Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, TX 75201-2975

Re:                               Objecting Class 3 Claimholders, Appellants vs. The New Mirant Entities et al., Appellees, United States Court of Appeals for the Fifth Circuit Case No. 07-10160 (the “Appeal”)

Dear Josiah:

This letter sets forth the settlement agreement among appellants Resurgence Asset Management, L.L.C. and its various funds and affiliates, Luxor Capital Group, LP and its various funds and affiliates, King Street Capital Management, L.L.C. and its various funds and affiliates, Pirate Capital LLC and its various funds and affiliates, Basso Capital Management, L.P. and its various funds and affiliates, and Whitebox Advisors LLC and its various funds and affiliates (collectively, the “Appellants”) and appellees The New Mirant Entities, Potomac Electric Power Company and its subsidiaries and affiliates, and Southern Maryland Electric Cooperative (collectively, the “Appellees”) concerning the above Appeal.  Capitalized terms used herein and not otherwise defined herein have the meanings set forth for such terms in the Settlement Agreement and Release dated as of May 30, 2006 (the “Settlement Agreement”) among, inter alia, Mirant Corporation (“Mirant”) and Potomac Electric Power Company (“Pepco”) or, if not defined therein, in the Debtors’ Plan (as defined in the Settlement Agreement).

1.                       On the later of (a) August 9, 2007, or (b) one (1) Business Day after the execution and delivery of this agreement by counsel for and on behalf of the respective parties to this agreement, the parties will stipulate to the entry of an order dismissing the Appeal, with prejudice, with all parties to bear their own costs and attorneys’ fees.

2.                       Each party agrees that it will not appeal or petition from or otherwise seek review, modification or reconsideration of the order dismissing the Appeal or take any other action that would prevent or delay the order from becoming a final order not subject to appeal, review, modification or reconsideration.

3.                       Mirant and Pepco agree that, upon receipt of written notice of entry of the order dismissing the appeal, they will implement the Settlement Agreement as if the Effective Date had occurred one Business Day after such notice is received.

4.                       Mirant agrees that, in funding the Pepco Distribution Amount under the Settlement Agreement, Mirant will distribute to Pepco only the number of shares of common stock of Mirant necessary to generate $520 million in net proceeds of Mirant common stock as of the time Mirant gives Pepco notice of the number of shares to be distributed to Pepco and based on the assumption that, upon liquidation of the Pepco Shares in accordance with the terms of the Settlement Agreement, Pepco will receive, net of commissions and discount, 97.25% of the closing price per share on the date such notice is provided.  For example, if such closing price of Mirant common stock is $38 as of the time Mirant gives notice to Pepco of the number of shares to be distributed to Pepco, Mirant will give notice to Pepco that it will distribute to Pepco 14,071,168 ($520,000,000 / ($38.00 x 97.25%)) shares of Mirant common stock.

5.                       Following the distribution of the Pepco Shares to Pepco, Mirant, in the exercise of its discretion under, and pursuant to, Section 10.15 of the Debtors’ Plan, will promptly make a supplemental distribution to each holder of an Allowed Mirant Debtor Class 3 — Unsecured Claim of such holder’s Pro-Rata Share of all but one million twenty three thousand (1,023,000) of the remaining shares of Mirant common stock held in reserve in respect of Mirant Debtor Class 3 — Unsecured Claims that are Contested Claims.

6.                       The agreement will become effective only when each of the parties to the agreement, by its counsel of record in the Appeal, has executed and delivered its signature page to the other parties to the agreement or such other parties’ counsel of record, including by facsimile or other electronic transmission.

7.                       Nothing herein shall or shall be construed to modify any of the terms and provisions of the Settlement Agreement including, but not limited to, the provisions concerning the payment of $520 million to Pepco.  The parties further agree and acknowledge that the agreements in this letter are not intended to and will not result in the Appellants receiving any different treatment from the treatment provided in the Debtors’ Plan to the holders of Allowed Mirant Debtor Class 3 — Unsecured Claims.

8.                       Each Appellant releases the Appellees and the Appellees’ respective officers, directors, employees, attorneys, agents, shareholders, subsidiaries and other affiliates from any and all claims, liabilities and damages arising from or out of the Appellants’

objection to entry of the Approval Order, or the litigation arising from the objection, including all appeals or the Appellee’s implementation of the Approval Order.

9.                       Each Appellee releases the Appellants and the Appellants’ respective officers, directors, employees, attorneys, agents, shareholders, subsidiaries and other affiliates from any and all claims, liabilities and damages arising from or out of the Appellants’ objection to entry of the Approval Order, or the litigation arising from the objection, including all appeals or the Appellee’s implementation of the Approval Order.

Please confirm the agreement of your clients to the foregoing by signing where indicated below.

Best regards,

Craig H. Averch

ACKNOWLEDGED AND AGREED:

Appellants

WHITEBOX ADVISORS, LLC and its various funds and affiliates

RESURGENCE ASSET MANAGEMENT, L.L.C. and its various funds and affiliates

LUXOR CAPITAL GROUP, LP and its various funds and affiliates

KING STREET CAPITAL MANAGEMENT, L.L.C. and its various funds and affiliates

PIRATE CAPITAL LLC and its various funds and affiliates

BASSO CAPITAL MANAGEMENT, L.P. and its various funds and affiliates

By:	Vinson & Elkins LLP
Their Attorneys of Record

	By:	/s/ Josiah M. Daniel, III

	Name:	Josiah M. Daniel, III

Appellees

THE NEW MIRANT ENTITIES

By:	White & Case LLP
Their Attorneys of Record

	By:	/s/ Craig Averch

	Name:	Craig Averch

POTOMAC ELECTRIC POWER COMPANY and its subsidiaries and affiliates

By:	Orrick, Herrington & Sutcliffe, LLP
Their Attorneys of Record

	By:	/s/ Roger Frankel

	Name:	Roger Frankel

SOUTHERN MARYLAND ELECTRIC COOPERATIVE

By:	Law Firm of Ballard, Spahr, Andrews & Ingersoll, LLP
Their Attorneys of Record

	By:	/s/ Dean C. Waldt

	Name:	Dean C. Waldt